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                                                                      EXHIBIT 14

                             CODE OF BUSINESS ETHICS

                         "Integrity is the Bottom Line."

This Code of Business Ethics describes the standards of business conduct required of all Quest Diagnostics employees, executive officers and directors. This Code reflects our Company's Vision and Values. No code of conduct can replace the thoughtful behavior of an ethical director, executive officer or employee, but this Code serves to help us focus on key areas of ethical risk, provide guidance on appropriate behavior, and continue to foster the culture of honesty and accountability which is evident throughout Quest Diagnostics.

Each employee, executive officer and director has a personal responsibility to ensure that his or her actions abide by the letter and the spirit of this Code. Management must instill a culture in which compliance with the Company's policies and all applicable laws is at the core of all the Company's business activities.

The policies set forth in this Code are supported by the specific and detailed policies and practices contained in the Company's Employee Handbook, Integrity Commitment, Compliance Policy Handbook and Standard Operating Procedures (SOPs).

                                 KEY PRINCIPLES

CONFIDENTIALITY         Quest Diagnostics employees, executive officers and
                        directors must respect and maintain the confidentiality of confidential information regarding the Company, its services, customers and patients.

                        Directors, executive officers and employees must maintain the confidentiality of information entrusted to them by the Company, customers or patients of the Company, except when disclosure is authorized or legally permitted or mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. Equally important is safeguarding the confidentiality of the personal information entrusted to us by patients. The obligation to safeguard confidential information continues after employment or board service with the Company ends.

CONFLICTS OF INTEREST   Quest Diagnostics employees, executive officers and
                        directors must avoid conflicts of interests.

                        A "conflict of interest" exists when a person's private interest interferes in any way, or even appears to interfere, with the


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                        interests of the Company. A conflict situation can arise
                        when an employee, executive officer or director takes actions or has personal, financial or other interests that may interfere with his or her ability to perform any of his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, executive officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. However, because it is impossible to describe every potential conflict of interest, Quest Diagnostics relies on the commitment of its directors, executive officers and employees to exercise good judgment, to seek advice when appropriate and to adhere to high ethical standards in the conduct of their professional and personal affairs.

                        Employees, executive officers and directors are required to disclose to the person(s) designated by Quest Diagnostics or as set forth in the Corporate Governance Guidelines all relevant facts about any personal relationship or transaction that constitutes a potential conflict of interest. However, disclosure of any such relationship or transaction will not necessarily constitute a violation of the conflict of interest provisions of the Code. Rather, the Company's policy requires disclosure and review of potential conflicts of interests and prohibition of actual conflicts of interests.

                        If it is determined that a disclosed relationship or transaction does not constitute an actual conflict of interest, no further action will be required. If it is determined that an actual conflict of interest may exist, then additional actions or protections may be required in order to avoid a conflict of interest or to remedy one. Disclosed relationships or transactions that constitute actual conflicts of interest that cannot be avoided or remedied are prohibited.

                        Any determination that a disclosed relationship or transaction does not constitute an actual conflict of interest will not be considered a waiver of the conflict of interest provisions of the Code.

                        Any employee, executive officer or director that becomes aware of any activity, financial interest or relationship that involves another employee, executive officer or director and that may constitute a potential conflict of interest must report the potential conflict of interest as described herein under the heading "Duty to Report".


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CORPORATE               Quest Diagnostics employees, executive officers and
OPPORTUNITIES           directors may not use corporate property, information or
                        position for personal gain.

                        Employees, executive officers and directors are prohibited from competing with Quest Diagnostics and owe a duty to the Company to advance the Company's interest to the best of their abilities. Employees, executive officers and directors who are aware of an opportunity that is generally in the scope of the Company's business must present that opportunity to the Company.

PROTECTION OF           Quest Diagnostics employees, executive officers and
COMPANY ASSETS          directors must protect the Company's assets and ensure
                        they are used only for legitimate business purposes.

                        Theft, carelessness and waste have a direct impact on the Company's profitability. Employees, executive officers and directors are responsible for ensuring that the Company's assets are utilized efficiently and appropriately.


FAIR DEALING            Quest Diagnostics employees, executive officers and
                        directors must deal fairly with other employees, customers, patients, vendors and competitors.

                        No person may take unfair advantage of anyone through manipulation, concealment, abuse or privileged or confidential information, misrepresentation of facts or any other unfair-dealing practice.


COMPLIANCE WITH LAWS,   Quest Diagnostics employees, executive officers and
RULES AND REGULATIONS   directors must abide by all applicable laws, rules and
                        regulations.

                        The Company actively promotes compliance with all laws, rules and regulations, including insider-trading laws. Employees must comply with the applicable laws of the country in which they operate. Noncompliance is unethical, illegal and in conflict with the Company's values and commitment to integrity. Violations will be dealt with decisively.


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FAIR AND TIMELY        The Company's Chief Executive Officer and senior
DISCLOSURE IN          financial officers are responsible for ensuring that the
PUBLIC REPORTING       Company's financial statements, public reports and
AND COMMUNICATIONS     communications contain disclosure that is full, fair,
                       accurate, timely and understandable.

                       The Company's Chief Executive Officer and senior financial officers, together with certain other employees designated by the Chief Financial Officer, are responsible for establishing and maintaining effective disclosure controls and procedures and internal controls and procedures for financial reporting. Every employee who is aware of any potential inaccuracy in the Company's disclosures must report the potential inaccuracy as described herein under the heading "Duty to Report".

DUTY TO REPORT         Quest Diagnostics employees, executive officers and
                       directors who have knowledge that an applicable law, regulation, policy or ethical guideline has been, or may be, violated must promptly report such information to an appropriate person within the Company.

                       The Company actively promotes honest and ethical behavior in all its business activities. The Company has an "open-door" policy and employees are encouraged to report potential violations to their supervisors, any member of management, a Compliance Officer, the Legal and Compliance Department, the Human Resources Department, the local or Corporate Compliance Team or through the Company Hotline (CHEQline). Employees are also encouraged to speak to their supervisors or other appropriate personnel, including the Legal and Compliance Department, at any time if there is any doubt about the best course of action in a particular situation. No employee will suffer any penalty or retribution for reporting suspected misconduct or noncompliance or will be subject to adverse consequences as a result of making the report.

                       Potential violations of this Code may also be reported to the Board of Directors through the Company's web site: www.questdiagnostics.com.


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o        Violations of this Code

The values and principles set forth in this Code are critically important to the Company and must be taken seriously by all of us. Accordingly, violations will lead to disciplinary action in accordance with the Company's policies. Such disciplinary action may include reprimand, reimbursement of any loss or damage suffered by the Company or termination of employment. Under certain circumstances, violation of this Code may also result in referral for civil action or criminal prosecution, or any other disciplinary action deemed appropriate by the Company.

o        Waivers of this Code

Any waiver of this Code for executive officers, senior financial officers or directors may be made only by the Board of Directors or a Board Committee and must be disclosed to shareholders as required by applicable law or stock exchange regulations.


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